Shareholder Letter Q4 2024

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Dear Shareholders, Our fourth quarter saw accelerating topline growth, expense stability, significantly narrowing Adj. EBITDA losses, and $27 million of Adjusted Free Cash Flow (“Adj. FCF”)1. By any standard, it was our best quarter ever. Here’s a look at the key metrics: • Cash Flow: We delivered another strong positive cash flow quarter, generating $27 million of Adj. FCF, and capping our first full year of positive Adj. FCF at $48 million. • Topline: At $944 million, In Force Premium grew 26% YoY — our fifth consecutive quarter of accelerating growth — while revenue grew 29%. • Loss Ratio: Our gross loss ratio for the fourth quarter was 63%, our best result ever. Trailing twelve months (“TTM”) gross loss ratio came in at 73%, in line with our target range, 12 points improved vs prior year and 4 points improved sequentially. This marks the sixth consecutive quarter of sequential improvement in the TTM gross loss ratio. • Gross Profit: Increased 90% YoY to $64 million, with a margin expansion of 14 points to 43%. FY 2024 gross profit nearly doubled to $167 million (+98% YoY), a record number for the business. • Bottom Line: Adj. EBITDA loss improved 18% YoY to ($24) million, while net loss improved 29% to ($30) million. In Q4, Adj. EBITDA, excluding growth spend, was positive for the first time ever. We enjoyed meeting with so many current and prospective investors at our Investor Day in November. If you weren’t able to tune in, fear not, you can catch up online — we detailed our future strategy, plans to 10x the business in the years to come, groundbreaking AI demos and case studies, a deep dive into Synthetic Agent economics, and milestones on our path to profit. 3 1 We define adjusted free cash flow ("Adj. FCF") as cash flow from operating activities, less capital expenditures plus net borrowings under financing agreement.

We hope you'll read on as we have much to cover — including 2024 in review & key drivers of financial performance, strong momentum in our pet business, an update on the CA wildfires, and our outlook for 2025. Let’s dive in. Predictability Our financial performance in 2024 exemplified the strength and predictability of our operating model. In February 2024, we set initial full-year guidance, with IFP forecasted to grow to $938 — $942 million, alongside Adj. EBITDA loss of ($160 — $155) million. We delivered on that guidance with notable precision, ending 2024 with IFP of $944 million, representing 26% year on year growth, and an Adj. EBITDA loss of ($150) million, 13% year on year improvement. This notwithstanding significant macroeconomic and industry challenges, including elevated inflation, and one of the most active catastrophe (CAT) seasons in recent memory. Key Drivers of 2024 Financial Performance The key drivers of our performance are accelerating growth, underwriting excellence, and expense management. These are underpinned by our proprietary technology, powered by advanced AIs, encapsulated in three core propositions shared at our investor day: • Excellence in insurance comes down to precision and automation. • Nothing delivers precision and automation like technology. • Lemonade’s technology leadership stands alone in the insurance industry. Growth acceleration Since the launch of our Synthetic Agents program in July 2023, we have notably ramped up our growth investment pace. During 2024, we more than doubled growth investment, from $55 million in 2023 to $122 million in 2024. Alongside this acceleration, we remained laser focused on marketing efficiency: channel diversification and brand investment have expanded our reach, while our LTV AI model, which predicts lifetime value for each potential customer, allows us to allocate each dollar of investment with pinpoint precision. 4

As a result, we delivered sustained profitable growth, scaling our ad spend dramatically while maintaining an LTV / CAC ratio above 3:1, and a triple digit CAC IRR. The upshot: five consecutive quarters of IFP growth acceleration. Growth is the gift that keeps on giving. Faster growth compounds the power of our technology via accelerated flywheel cycles, but equally important, growth drives scale, and as we maintain relative stability in expenses, propels us to profitability. Underwriting excellence We are pleased to share that on a TTM basis, we have realized gross loss ratios consistent with our long term target range, a significant milestone reflecting both the maturation of our underwriting precision and operational efficiencies. This is a clear testament to our LTV model, that unlocks granular segmentation in underwriting. The accuracy delivered by AI is supported by regulatory rate approvals that see us entering 2025 with rate adequacy across the majority of our portfolio. This combination has delivered sustained improvement, placing our underwriting results right where they need to be to power our financial goals. 5

Disciplined expense management In the past couple of years, we have seen continued, dramatic operating leverage. Though growth investment increased notably in 2024, it’s important to highlight that 80% of that investment is financed by our Synthetic Agent partner, such that the unfavorable short-term cash impact of growth investment acceleration is substantially eliminated. In 2024, excluding growth spend, we saw stability in expenses: $332 million reflects an increase of just 2% compared to 2023, a decline in inflation-adjusted terms. We delivered this alongside 26% growth in the topline. Indeed, this dynamic is a core pillar of our financial strategy: grow the business and scale the operation. 6

The upshot Accelerating growth, underwriting excellence, and stability in expenses are not just interesting progress metrics — they are the drivers propelling us towards profitability. Topline growth acceleration alongside loss ratio reduction unlocked dramatic gross profit growth rates. Rapid Gross Profit growth, paired with stability in operating expenses yielded cash flow positivity in 2024, and charts a clear trajectory to sustainable P&L profitability. Excluding growth investment, we’re already there, with Q4 2024 being our first quarter ever generating positive Adj. EBITDA ex growth spend. 7

Product Spotlight: Pet Insurance Our pet insurance business serves as an accelerated example of our model at work, with its high-frequency nature enabling our AI models to learn fast, optimize underwriting, and deliver a delightfully slick, tech-enabled customer experience. Pet is firing on all cylinders: • Growth: We reached $283 million of Pet IFP at year end 2024, just 4 years after launch, and a 57% growth rate relative to 2023. Rapid growth is facilitated by the strength of our direct channel, with optimized, delightful onboarding flows. • Underwriting: Our pet gross loss ratio of 69% for FY 2024 is strong and on target, powered by our LTV model and supplemented by newer AI-powered pricing models that facilitate more granular segmentation, yielding enhanced conversion rates alongside lower new business loss ratios. • Expenses: The impact of technology on the expense side is perhaps best seen in cost per claim, now down to $19, the lowest in our history, directly enabled by automations that transform the customer experience. One notable example: we use AI-powered medical records review to understand a pet's medical history. This allows us to analyze and validate pet medical records with unmatched velocity and precision, enabling near-instant claims decisions — a feat no other insurer has achieved at this scale. This example is just one of many case studies that demonstrates our AI leadership in the industry; this increases our confidence that we’ll continue to drive incremental efficiency unlocks. With AI as a central plank of our strategy since inception, we are uniquely positioned to harness its power. 8

Our pet business has realized simultaneous improvement on multiple fronts, achieving industry-leading growth, hitting target loss ratios, and driving significant efficiency gains. Pet insurance is a rapidly expanding market (26% multi-year CAGR) with low market penetration (4% in 2024), an attractive combination that reinforces our bullish outlook. CA Wildfires: It's Why We're Here Our hearts go out to the families and communities affected by the devastating January wildfires in California. We will share a comprehensive overview of the events and their impact in our Q1 2025 letter to shareholders, but wanted to provide an initial overview based on activity to date. Our current estimate of the impact of the CA wildfires on our Q1 2025 results is approximately $45 million in gross losses, and an Adj. EBITDA impact of approximately $20 million. If not for the diversity of our CA book of business across home, renters, pet & car coverage, and initiatives to manage CAT exposure, specifically underwriting revisions, the financial impact of these wildfire events might have been 5x greater. Our CAT team's mission is to utilize the best technology in the business to respond with unparalleled velocity and empathy to our impacted customers. We are proud 9 that for customer support and claims interactions related to the wildfire events, we have seen CSAT scores of 4.98 out of 5 and an NPS of 91 — a clear testament to our unwavering commitment to our customers. Powered by AI and aerial imagery capabilities, we were able to settle hundreds of claims within an hour of submission, even while fires were still active and evacuation orders remained in place. This seamless collaboration of humans and machines — working together to care for people at their time of greatest need — is the essence of Lemonade's promise. Following is a handful of quotes from our customers: Synthetic Agents We recently completed the second extension and expansion of our financing relationship with General Catalyst, our Synthetic Agents partner. The agreement has been extended through December 2026, and an incremental $200 million will be made available to Lemonade to fund growth investment. Our net outstanding balance under the program at year-end 2024 is $83 million. All other material 10 Jesse was a GOD send. Thank you for making this process smooth and seamless and helping us through this traumatic experience with empathy and humanity. Lemonade will ALWAYS be our preferred insurance carrier." Couldn't really ask for more: very quick and easy and already settled with the cash in my account. One never wants to be in this experience but it is great and noteworthy that dealing with insurance was easy, not a stress." Never in my life imagined an insurance company paying out the policy within days of the loss and zero hassle. We are so grateful!" Having our home burn down was a profoundly awful experience. There is so much on our plate right now, and working with Vivian was truly a blessing. I can’t thank her enough or speak highly enough of her."

terms in the original agreement remain unchanged. This extension facilitates sustained capital-light, accelerating growth investment. We are able to share that borrowings related to our first three cohorts (from Q3 2023) financed via synthetic agents have been repaid in full, such that 100% of the incremental value generated by these cohorts is retained by Lemonade. Outlook & Guidance As we look to the year ahead, our financial strategy is best summarized by the following chart we shared in November: grow the business & scale the operation. Below is our initial view of how we expect 2025 to shape up: our guidance contemplates IFP growth of 28% — sustained acceleration towards our cruising velocity above 30%, expected in 2026. With TTM gross loss ratio now within our target range, and plans to continue delivering operational efficiencies, our guidance demonstrates clear progress on our path to profitability. We are guiding to our second consecutive year of positive Adj. FCF in 2025, which we expect to achieve on an annual basis moving forward, along with sequential Adj. EBITDA improvement, notwithstanding a ~40% increase in our growth spend and 11 the expected impact of the CA wildfires. Consistent with prior guidance, we remain on track to exit 2026 generating positive Adj. EBITDA.

Our Adj. EBITDA guidance for Q1 and the full year includes an estimated $20 million unfavorable impact due to the CA wildfires.

| | Q1 2025 | | Full Year 2025 | |
|---|---|---|---|---|
| *All in millions* | Low | High | Low | High |
| In force premium (IFP) | $997 | $1,000 | $1,203 | $1,208 |
| Gross earned premium (GEP) | $229 | $231 | $1,025 | $1,028 |
| Revenue | $143 | $145 | $655 | $657 |
| Adjusted EBITDA loss[1] | ($49) | ($46) | ($140) | ($135) |
| Stock-based compensation expense | $18 | | $60 | |
| Capital expenditures | $2 | | $10 | |
| Weighted common shares | 73 | | 74 | |

[1] *A full reconciliation of Adjusted EBITDA guidance to net loss on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to income tax expense, depreciation and amortization, interest income, net investmentincome, and other transactions that we consider to be unique in nature, all of which are adjustments to Adjusted EBITDA. We have provided a reconciliation of GAAP to non-GAAP financial measures for the fourth quarter Dec 31, 2024 in the reconciliation tables at the end of this letter.*

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Q4 2024 Results, KPIs and Non-GAAP Financial Measures In Force Premium IFP, defined as the aggregate annualized premium for customers as of the period end date, increased by 26% to $943.7 million as compared to the fourth quarter of 2023. Customers Customer count increased by 20% to 2,430,056 as compared to the fourth quarter of 2023. Premium per Customer Premium per customer, defined as in force premium divided by customers, was $388 at the end of the fourth quarter, up 5% from the fourth quarter of 2023. Annual Dollar Retention ADR, defined as the percentage of IFP retained over a twelve month period, inclusive of changes in policy value, changes in number of policies, changes in policy type, and churn, was 86% at the end of the fourth quarter, a decrease of 1 percentage point from fourth quarter of 2023. The decline is largely attributable to the non-renewal of policies which failed to meet certain underwriting criteria, as discussed in prior letters. Gross Earned Premium Fourth quarter gross earned premium of $226.4 million increased by $45.4 million or 25% as compared to the fourth quarter of 2023, primarily due to the increase of IFP earned during the quarter. 13

Revenue Fourth quarter revenue of $148.8 million increased by $33.3 million or 29% as compared to the fourth quarter of 2023, primarily due to the increase of gross earned premium, ceding commission income, and net investment income. Gross Profit Fourth quarter gross profit of $63.9 million increased by $30.3 million or 90% as compared to the fourth quarter of 2023, primarily due to higher earned premium and improved loss ratio in the fourth quarter this year. Adjusted Gross Profit Fourth quarter adjusted gross profit of $66.2 million increased by $30.9 million or 88% as compared to the fourth quarter of 2023, primarily due to higher earned premium and improved loss ratio in the fourth quarter this year. Adjusted gross profit is a non-GAAP measure. Operating Expense Total operating expense, excluding net loss and loss adjustment expense, of $123.9 million increased by $33.8 million or 38% as compared to the fourth quarter of 2023. The increase was primarily driven by higher growth spend for customer acquisition. Growth spend, included in sales and marketing expense, was $36.0 million in the quarter, as compared to $13.4 million in the fourth quarter 2023. Net Loss Net loss in the fourth quarter was ($30.0) million, or ($0.42) per share, as compared to ($42.4) million, or ($0.61) per share, in the fourth quarter of 2023. Adjusted EBITDA Adjusted EBITDA loss was ($23.8) million, as compared to an Adjusted EBITDA loss of ($28.9) million in the fourth quarter of 2023, primarily due to increase in total revenue, offset by growth spend in the fourth quarter this year. Adjusted EBITDA is a non-GAAP measure. 14

Cash & Investments The Company’s cash, cash equivalents, and investments totaled approximately $1.0 billion at December 31, 2024. As of December 31, 2024, approximately $271.4 million is carried by our insurance subsidiaries as regulatory surplus. Adjusted Free Cash Flow Adjusted Free Cash flow in the fourth quarter was $26.5 million, as compared to ($11.3) million in the fourth quarter of 2023. Adjusted Free Cash flow is a non- GAAP measure. Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this letter and the reasons for their use, are presented at the end of this letter. 15

Key Operating and Financial Metrics Three Months Ended December 31, Year Ended December 31, 2024 2023 2024 2023 ($ in millions, except Premium per customer) Customers (end of period) 2,430,056 2,026,918 2,430,056 2,026,918 In force premium (end of period) $ 943.7 $ 747.3 $ 943.7 $ 747.3 Premium per customer (end of period) $ 388 $ 369 $ 388 $ 369 Annual dollar retention (end of period) 86% 87% 86% 87% Total revenue $ 148.8 $ 115.5 $ 526.5 $ 429.8 Gross earned premium $ 226.4 $ 181.0 $ 827.3 $ 672.3 Gross profit $ 63.9 $ 33.6 $ 166.9 $ 84.1 Adjusted gross profit $ 66.2 $ 35.3 $ 174.9 $ 97.4 Net loss $ (30.0) $ (42.4) $ (202.2) $ (236.9) Adjusted EBITDA $ (23.8) $ (28.9) $ (149.7) $ (172.6) Gross profit margin 43% 29% 32% 20% Adjusted gross profit margin 44% 31% 33% 23% Ratio of Adjusted Gross Profit to Gross Earned Premium 29% 20% 21% 14% Gross loss ratio 63% 77% 73% 85% Net loss ratio 62% 78% 75% 89% 16

Non-GAAP financial measures and key operating metrics The non-GAAP financial measures used in this shareholder letter are Adjusted EBITDA, Adjusted Gross Profit, and Ratio of Adjusted Gross Profit to Gross Earned Premium, Free Cash Flow, and Adjusted Free Cash Flow. We define adjusted EBITDA, a non-GAAP financial measure, as net loss excluding income tax expense, depreciation and amortization, stock-based compensation, interest expense, interest income and others, net investment income, net realized gains and losses on sale of investments, change in fair value of warrants liability, amortization of fair value adjustment on insurance contract intangible liability relating to the Metromile Acquisition, and other non-cash adjustments and other transactions that we would consider to be unique in nature. We exclude these items from adjusted EBITDA because we do not consider them to be directly attributable to our underlying operating performance. We use adjusted EBITDA as an internal performance measure in the management of our operations because we believe it gives our management and other customers of our financial information useful insight into our results of operations and our underlying business performance. Adjusted EBITDA should not be viewed as a substitute for net loss calculated in accordance with U.S. GAAP, and other companies may define adjusted EBITDA differently. We define adjusted gross profit, a non-GAAP financial measure, as gross profit excluding net investment income, interest income and other income, and net realized gains and losses on sale of investments, plus fixed costs and overhead associated with our underwriting operations including employee-related expense, professional fees and other, and depreciation and amortization allocated to cost of revenue, and other adjustments that we would consider to be unique in nature. After these adjustments, the resulting calculation is inclusive of only those variable costs of revenue incurred on the successful acquisition of business and without the volatility of investment income. We use adjusted gross profit as a key measure of our progress towards profitability and to consistently evaluate the variable contribution to our business from underwriting operations from period to period. We define Ratio of Adjusted Gross Profit to Gross Earned Premium as the ratio of adjusted gross profit to gross earned premium. The Ratio of Adjusted Gross Profit 17 to Gross Earned Premium measures the relationship between the underlying business volume and gross economic benefit generated by our underwriting operations, on the one hand, and our underlying profitability trends, on the other. We rely on this measure, which supplements our gross profit ratio as calculated in accordance with GAAP, because it provides management with insight into our underlying profitability trends over time. The non-GAAP financial measures used in this shareholder letter have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, adjusted gross profit, and adjusted gross profit margin, ratio of adjusted gross profit to gross earned premium, and adjusted EBITDA should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies. Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of our management team; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this shareholder letter. 18

This shareholder letter also includes key performance indicators, including customers, in force premium, premium per customer, annual dollar retention, gross earned premium, gross loss ratio, net loss ratio and gross loss ratio ex-CAT. We define customers as the number of current policyholders underwritten by us or placed by us with third-party insurance partners (who pay us recurring commissions) as of the period end date. A customer that has more than one policy counts as a single customer for the purposes of this metric. We view customers as an important metric to assess our financial performance because customer growth drives our revenue, expands brand awareness, deepens our market penetration, creates additional upsell and cross-sell opportunities and generates additional data to continue to improve the functioning of our platform. We define in force premium ("IFP") as the aggregate annualized premium for customers as of the period end date. At each period end date, we calculate IFP as the sum of: (i) In force written premium — the annualized premium of in force policies underwritten by us; and (ii) In force placed premium — the annualized premium of in force policies placed with third party insurance companies for which we earn a recurring commission payment. In force placed premium currently reflects approximately 2% of IFP. The annualized value of premiums is a legal and contractual determination made by assessing the contractual terms with our customers. The annualized value of contracts is not determined by reference to historical revenues, deferred revenues or any other GAAP financial measure over any period. IFP is not a forecast of future revenues nor is it a reliable indicator of revenue expected to be earned in any given period. We believe that our calculation of IFP is useful to analysts and investors because it captures the impact of growth in customers and premium per customer at the end of each reported period, without adjusting for known or projected policy updates, cancellations, rescissions and non-renewals. We use IFP because we believe it gives our management useful insight into the total reach of our platform by showing all in force policies underwritten and placed by us. Other companies, including companies in our industry, may calculate IFP differently or not at all, which reduces the usefulness of IFP as a tool for comparison. We define premium per customer as the average annualized premium customers pay for products underwritten by us or placed by us with third-party insurance 19 partners. We calculate premium per customer by dividing IFP by customers. We view premium per customer as an important metric to assess our financial performance because premium per customer reflects the average amount of money our customers spend on our products, which helps drive strategic initiatives. We define annual dollar retention ("ADR"), as the percentage of IFP retained over a twelve month period, inclusive of changes in policy value, changes in number of policies, changes in policy type, and churn. To calculate ADR we first aggregate the IFP from all active customers at the beginning of the period and then aggregate the IFP from those same customers at the end of the period. ADR is then equal to the ratio of ending IFP to beginning IFP. Beginning in the third quarter of 2023, ADR included Metromile. We believe that our calculation of ADR is useful to analysts and investors because it captures our ability to retain customers and sell additional products and coverage to them over time. We view ADR as an important metric to measure our ability to provide a delightful end-to-end customer experience, satisfy our customers’ evolving insurance needs and maintain our customers’ trust in our products. Our customers become more valuable to us every year they continue to subscribe to our products. Other companies, including companies in our industry, may calculate ADR differently or not at all, which reduces the usefulness of ADR as a tool for comparison. Gross earned premium ("GEP") is the earned portion of our gross written premium. Gross earned premium includes direct and assumed premium. We also began assuming premium related to car insurance policies written in Texas in December 2022, in connection with our fronting arrangement with a third party carrier in Texas. We use this operating metric as we believe it gives our management and other users of our financial information useful insight into the gross economic benefit generated by our business operations and allows us to evaluate our underwriting performance without regard to changes in our underlying reinsurance structure. Unlike net earned premium, gross earned premium excludes the impact of premiums ceded to reinsurers, and therefore should not be used as a substitute for net earned premium, total revenue, or any other measure presented in accordance with GAAP. 20

We define gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium. We define net loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense, less amounts ceded to reinsurers, to net earned premium. We define gross loss ratio ex-CAT, expressed as a percentage, as the ratio of gross losses and loss adjustment expense, excluding catastrophe losses, to gross earned premium. We define trailing twelve month ("TTM") gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium for the past twelve months. We define free cash flow ("FCF") as cash flow from operating activities, less capital expenditures. We define adjusted free cash flow ("Adj. FCF") as cash flow from operating activities, less capital expenditures plus net borrowings under financing agreement. 21

Links The information contained on, or that can be accessed through, hyperlinks included herein is deemed not to be incorporated in or part of this shareholder letter. Earnings teleconference information The Company will discuss its fourth quarter 2024 financial results and business outlook during a teleconference on February 26, 2025, at 8:00 AM ET. The conference call (access code 421756) can be accessed toll-free at 1-833-470-1428, or at 1-404-975-4839. A live audio webcast of the call will also be available simultaneously at https:// investor.lemonade.com Following completion of the call, a recorded replay of the webcast will be available on the investor relations section of Lemonade’s website. Additional investor information can be accessed at https://investor.lemonade.com About Lemonade Lemonade offers renters, homeowners, pet, car, and life insurance. Powered by artificial intelligence and behavioral economics, Lemonade’s full stack insurance carriers in the US, the UK and Europe replace brokers and bureaucracy with bots and machine learning, aiming for zero paperwork and instant everything. A Certified B-Corp, Lemonade donates to nonprofits selected by its community, during its annual Giveback. Lemonade is currently available in the United States, the UK, Germany, the Netherlands, and France, and continues to expand globally. For more information, please visit www.lemonade.com, and follow Lemonade on X or Instagram. Media inquiries: press@lemonade.com Investor contact: ir@lemonade.com 22

Forward-looking statement safe harbor This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our anticipated financial performance and guidance, our financial outlook for the first quarter and full year 2025, our future profitability, our ability to acquire new business, including growth in car, acceleration through our synthetic agents program, the expected benefits, accuracy and growth of our predictive and generative AI models, our anticipated growth, profitability, our industry, business strategy, plans, goals and expectations concerning our market position, future operations, expenses and other financial and operating information. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward- looking statements, including but not limited to, the following: our history of losses and that we may not achieve or maintain profitability in the future; our success and ability to retain and expand our customer base; the "Lemonade" brand may not become as widely known as incumbents' brands or the brand may become tarnished; the denial of claims or our failure to accurately and timely pay claims; our ability to attain greater value from each user; availability of reinsurance at current levels and prices; the impact of our agreement with General Catalyst as a synthetic agent; our exposure to counterparty risks; our limited operating history; our ability to manage our growth effectively; our proprietary artificial intelligence algorithms may not operate properly or as expected; the intense competition in the segments of the insurance industry in which we operate; our ability to maintain our risk-based capital at the required levels; our ability to expand our product offerings; the novelty of our business model and its unpredictable efficacy and susceptibility to unintended consequences; the possibility that we could be forced to modify or eliminate our Giveback; regulatory risks, related to the operation, development, and implementation of our proprietary artificial intelligence algorithms and telematics based pricing model; legislation or legal requirements 23 that may affect how we communicate with customers; the cyclical nature of the insurance industry; our reliance on artificial intelligence, telematics, mobile technology, and our digital platforms to collect data that we utilize in our business; our ability to obtain additional capital to the extent required to grow our business, which may not be available on terms acceptable to us or at all; our actual or perceived failure to protect customer information and other data as a result of security incidents or real or perceived errors, failures or bugs in our systems, website or app, respect customers’ privacy, or comply with data privacy and security laws and regulations; periodic examinations by state insurance regulators; underwriting risks accurately and charging competitive yet profitable rates to customers; our ability to underwrite risks accurately and charge competitive yet profitable rates to our customers; potentially significant expenses incurred in connection with any new products before generating revenue from such products; risks associated with any costs incurred and other risks as we expand our business in the U.S. and internationally; our ability to comply with extensive insurance industry regulations; our ability to comply with insurance regulators and additional reporting requirements on insurance holding companies; our ability to predict the impacts of severe weather events and catastrophes, including the effects of climate change and global pandemics, on our business and the global economy generally; increasing scrutiny, actions, and changing expectations on environmental, social, and governance matters; fluctuations of our results of operations on a quarterly and annual basis; our utilization of customer and third party data in underwriting our policies; limitations in the analytical models used to assess and predict our exposure to catastrophe losses; potential losses could be greater than our loss and loss adjustment expense reserves; the minimum capital and surplus requirements our insurance subsidiaries are required to have; assessments and other surcharges from state guaranty funds; our status and obligations as a public benefit corporation; our operations in Israel and the current political, economic, and military instability, including the evolving conflict in Israel and surrounding region. 24

These and other important factors are discussed under the caption “Risk Factors” in our Form 10-K to be filed with the SEC and in our other filings with the SEC, these factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this shareholder letter. Any such forward- looking statements represent management’s beliefs as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. News & Information Disclosure Investors should note that we may use our website (investor.lemonade.com), blog (lemonade.com/blog), and our company account on X and LinkedIn as a means of disclosing information and for complying with our disclosure obligations under Regulation FD. The information we post through these channels may be deemed material. Investors should monitor these channels in addition to reviewing our press releases, SEC filings, and public conference calls. 25

Condensed Consolidated Statements of Operations and Comprehensive Loss $ in millions, except per share amounts Three Months Ended December 31, Year Ended December 31, 2024 2023 2024 2023 (unaudited) Revenue Net earned premium $ 101.2 $ 83.9 $ 370.6 $ 315.2 Ceding commission income 29.6 18.4 91.1 69.8 Net investment income 9.4 7.1 34.0 24.7 Commission and other income 8.6 6.1 30.8 20.1 Total revenue 148.8 115.5 526.5 429.8 Expense Loss and loss adjustment expense, net 62.7 65.0 277.0 280.4 Other insurance expense 20.9 15.5 76.8 59.2 Sales and marketing 47.7 24.5 166.3 101.9 Technology development 21.8 21.1 85.8 88.8 General and administrative 33.5 29.0 124.5 129.3 Total expense 186.6 155.1 730.4 659.6 Loss before income taxes (37.8) (39.6) (203.9) (229.8) Income tax (benefit) expense (7.8) 2.8 (1.7) 7.1 Net loss $ (30.0) $ (42.4) $ (202.2) $ (236.9) Other comprehensive income (loss), net of tax Unrealized gain (loss) on investments in fixed maturities (1.8) 8.5 5.6 18.6 Foreign currency translation adjustment (4.2) 1.6 (2.7) — Comprehensive loss $ (36.0) $ (32.3) $ (199.3) $ (218.3) Per share data: Net loss per share attributable to common stockholders — basic and diluted $ (0.42) $ (0.61) $ (2.85) $ (3.40) Weighted average common shares outstanding — basic and diluted 71,937,369 70,004,840 71,023,115 69,658,912 26

Condensed Consolidated Balance Sheets $ in millions, except per share amounts December 31, 2024 2023 Assets Investments Fixed maturities available-for-sale, at fair value (amortized cost: $607.1 million and $632.0 million as of December 31, 2024 and 2023, respectively) $ 607.4 $ 627.4 Short-term investments (cost: $27.5 million and $45.8 million as of December 31, 2024 and 2023, respectively) 27.5 45.8 Total investments 634.9 673.2 Cash, cash equivalents and restricted cash 385.7 271.5 Premium receivable, net of allowance for credit losses of $2.8 million and $2.5 million as of December 31, 2024 and 2023, respectively 301.2 222.0 Reinsurance recoverable 170.4 138.4 Prepaid reinsurance premium 253.6 196.3 Deferred acquisition costs 12.2 8.8 Property and equipment, net 16.1 17.4 Intangible assets 13.6 22.9 Goodwill 19.0 19.0 Other assets 42.4 63.8 Total assets $ 1,849.1 $ 1,633.3 Liabilities and Stockholders' Equity Unpaid losses and loss adjustment expenses $ 298.1 $ 262.3 Unearned premium 455.0 353.7 Trade payables 4.5 0.6 Funds held for reinsurance treaties 219.6 128.8 Deferred ceding commission 65.6 41.4 Ceded premium payable 23.8 23.2 Borrowings under financing agreement 83.4 14.9 Other liabilities and accrued expenses 105.7 99.5 Total liabilities 1,255.7 924.4 Commitments and contingencies Stockholders' equity Common stock, $0.00001 par value, 200,000,000 shares authorized as of December 31, 2024 and 2023; 72,720,866 shares and 70,163,703 shares issued and outstanding as of December 31, 2024 and 2023, respectively — — Additional paid-in capital 1,898.3 1,814.5 Accumulated deficit (1,298.8) (1,096.6) Accumulated other comprehensive loss (6.1) (9.0) Total stockholders' equity 593.4 708.9 Total liabilities and stockholders' equity $ 1,849.1 $ 1,633.3 27

Condensed Consolidated Statements of Cash Flows $ in millions Year Ended December 31, 2024 2023 Cash flows from operating activities: Net loss $ (202.2) $ (236.9) Adjustments to reconcile net loss to net cash used in operating activities: Depreciation and amortization 20.0 20.0 Stock-based compensation 64.5 59.9 Amortization of premium (discount) on bonds (6.1) (2.6) Provision for bad debt 11.0 8.1 Asset impairment charge 0.3 3.7 Changes in operating assets and liabilities: Premium receivable (90.2) (50.5) Reinsurance recoverable (32.0) 18.4 Prepaid reinsurance premium (57.3) (31.8) Deferred acquisition costs (3.4) (1.9) Other assets 21.2 8.9 Unpaid losses and loss adjustment expenses 35.8 6.1 Unearned premium 101.3 65.7 Trade payables 3.9 (0.5) Funds held for reinsurance treaties 90.8 (7.2) Deferred ceding commission 24.2 1.7 Ceded premium payable 0.6 4.8 Other liabilities and accrued expenses 6.2 15.0 Net cash used in operating activities (11.4) (119.1) Cash flows from investing activities: Proceeds from short-term investments sold or matured 77.5 143.5 Proceeds from bonds sold or matured 336.3 349.6 Cost of short-term investments acquired (58.1) (71.5) Cost of bonds acquired (305.7) (323.7) Purchases of property and equipment (9.4) (9.2) Net cash provided by investing activities 40.6 88.7 Cash flows from financing activities: Proceeds from borrowings under financing agreement 96.1 19.1 Payment on borrowings under financing agreement (27.7) (4.2) Proceeds from stock exercises 19.3 0.5 Net cash provided by financing activities 87.7 15.4 Effect of exchange rate changes on cash, cash equivalents and restricted cash (2.7) — Net increase (decrease) in cash, cash equivalents and restricted cash 114.2 (15.0) Cash, cash equivalents and restricted cash at beginning of year 271.5 286.5 Cash, cash equivalents and restricted cash at end of year $ 385.7 $ 271.5 Supplemental disclosure of cash flow information: Cash paid for income taxes $ 2.5 $ 0.7 Cash paid for interest expense on borrowings under financing agreement $ 5.0 $ 0.3 28

Reconciliation of Non-GAAP Financial Measures to their Most Directly Comparable GAAP Financial Measures Adjusted Gross Profit and Adjusted Gross Profit Margin The following table provides a reconciliation of total revenue to adjusted gross profit and the related adjusted gross profit margin for the periods presented: Three Months Ended December 31, Year Ended December 31, 2024 2023 2024 2023 ($ in millions) Total revenue $ 148.8 $ 115.5 $ 526.5 $ 429.8 Adjustments: Loss and loss adjustment expense, net $ (62.7) $ (65.0) $ (277.0) $ (280.4) Other insurance expense (20.9) (15.5) (76.8) (59.2) Depreciation and amortization (1.3) (1.4) (5.8) (6.1) Gross profit $ 63.9 $ 33.6 $ 166.9 $ 84.1 Gross profit margin (% of total revenue) 43% 29% 32% 20% Adjustments: Net investment income $ (9.4) $ (7.1) $ (34.0) $ (24.7) Interest income and other income (2.1) (1.9) (9.3) (4.1) Employee related expense 5.8 5.1 21.8 18.2 Professional fees and other 6.7 4.2 23.7 17.8 Depreciation and amortization 1.3 1.4 5.8 6.1 Adjusted gross profit $ 66.2 $ 35.3 $ 174.9 $ 97.4 Adjusted gross profit margin (% of total revenue) 44% 31% 33% 23% 29

# Ratio of Adjusted Gross Profit to Gross Earned Premium

The following table sets forth our calculation of the Ratio of Adjusted Gross Profit to Gross Earned Premium for the periods presented:

| | Three Months Ended December 31, | | Year Ended December 31, | |
|---|---|---|---|---|
| | 2024 | 2023 | 2024 | 2023 |
| | ($ in millions) | | | |
| Numerator: Adjusted gross profit | $ 66.2 | $ 35.3 | $ 174.9 | $ 97.4 |
| Denominator: Gross earned premium | $ 226.4 | $ 181.0 | $ 827.3 | $ 672.3 |
| Ratio of Adjusted Gross Profit to Gross Earned Premium | 29% | 20% | 21% | 14% |

# Adjusted EBITDA

The following table provides a reconciliation of adjusted EBITDA to net loss for the periods presented:

| | Three Months Ended December 31, | | Year Ended December 31, | |
|---|---|---|---|---|
| | 2024 | 2023 | 2024 | 2023 |
| | ($ in millions) | | | |
| Net loss | $ (30.0) | $ (42.4) | $ (202.2) | $ (236.9) |
| Adjustments: | | | | |
| Income tax expense | (7.8) | 2.8 | (1.7) | 7.1 |
| Depreciation and amortization | 4.7 | 4.8 | 20.0 | 20.0 |
| Stock-based compensation (1) | 17.3 | 14.3 | 64.5 | 59.9 |
| Interest expense | 2.8 | 0.4 | 6.2 | 0.4 |
| Interest income and others | (1.3) | (1.6) | (6.2) | (3.6) |
| Net investment income | (9.4) | (7.1) | (34.0) | (24.7) |
| Change in fair value of warrants liability | — | — | — | (0.3) |
| Amortization of fair value adjustment on insurance contract intangible liability relating to the Metromile acquisition | (0.1) | (0.1) | (0.4) | (1.2) |
| Other adjustments (2) (3) | — | — | 4.1 | 6.7 |
| Adjusted EBITDA | $ (23.8) | $ (28.9) | $ (149.7) | $ (172.6) |

(1) Includes compensation expense related to warrant shares of $6.5 million and $2.5 million for the years ended December 31, 2024 and 2023.

(2) Includes asset impairment charge of $3.7 million related to the San Francisco office sublease and $3.0 million accrual for a potential liability claim, both related to Metromile for the year ended December 31, 2023.

(3) Includes $3.9 million extra-contractual car claim liability related to pre-acquisition Metromile, and asset impairment charge of $0.3 million related to a portion of the New York office sublease, net of gain on termination of lease for the year ended December 31, 2024.

30

Adjusted Free Cash Flow The following tables provide a reconciliation of adjusted free cash flow to cash flow from operating activities loss for the periods presented: Three Months Ended December 31, Year Ended December 31, 2024 2023 2024 2023 ($ in millions) Cash flow from operating activities $ 13.8 $ (16.1) $ (11.4) $ (119.1) Capital expenditures (3.2) (2.4) (9.4) (9.2) Free Cash Flow $ 10.6 $ (18.5) $ (20.8) $ (128.3) Net borrowings under financing agreement 15.9 7.2 68.4 14.9 Adjusted Free Cash Flow $ 26.5 $ (11.3) $ 47.6 $ (113.4) Three Months Ended Dec. 31, Mar. 31, Jun. 30, Sept. 30, Dec. 31, 2023 2024 2024 2024 2024 ($ in millions) Cash flow from operating activities $ (16.1) $ (29.8) $ (11.7) $ 16.3 $ 13.8 Capital expenditures (2.4) (2.5) (1.5) (2.2) (3.2) Free Cash Flow $ (18.5) $ (32.3) $ (13.2) $ 14.1 $ 10.6 Net borrowings under financing agreement 7.2 13.4 15.6 23.5 15.9 Adjusted Free Cash Flow $ (11.3) $ (18.9) $ 2.4 $ 37.6 $ 26.5 31

Supplemental Financial Information $ in millions, unaudited Stock-based compensation Three Months Ended December 31, Year Ended December 31, 2024 2023 2024 2023 Loss and loss adjustment expense, net $ 0.6 $ 0.6 $ 2.1 $ 2.8 Other insurance expense 0.6 0.6 2.5 2.2 Sales and marketing (1) 3.0 1.8 10.6 6.4 Technology development 6.8 6.3 26.2 25.7 General and administrative 6.3 5.0 23.1 22.8 Total stock-based compensation expense $ 17.3 $ 14.3 $ 64.5 $ 59.9 (1) Includes compensation expense related to warrant shares of $6.5 million and $2.5 million for the years ended December 31, 2024 and 2023. Written and Earned Premium Three Months Ended December 31, Year Ended December 31, 2024 2023 2024 2023 Gross written premium $ 228.3 $ 179.7 $ 929.0 $ 738.4 Ceded written premium (124.5) (95.7) (513.9) (389.1) Net written premium $ 103.8 $ 84.0 $ 415.1 $ 349.3 Three Months Ended December 31, Year Ended December 31, 2024 2023 2024 2023 Gross earned premium $ 226.4 $ 181.0 $ 827.3 $ 672.3 Ceded earned premium (125.2) (97.1) (456.7) (357.1) Net earned premium $ 101.2 $ 83.9 $ 370.6 $ 315.2 32

# Historical Operating Metrics

## $ in millions except Premium per customer

| Three months ended, unless specified | Dec. 31, 2022 | Mar. 31 2023 | June 30, 2023 | Sept. 30, 2023 | Dec. 31, 2023 | Mar. 31, 2024 | June 30, 2024 | Sept. 30, 2024 | Dec. 31, 2024 |
|---|---|---|---|---|---|---|---|---|---|
| Customers (end of period) | 1,807,548 | 1,856,012 | 1,906,408 | 1,984,154 | 2,026,918 | 2,095,275 | 2,167,194 | 2,313,113 | 2,430,056 |
| In force premium (end of period) | $ 625.1 | $ 653.3 | $ 686.6 | $ 719.0 | $ 747.3 | $ 794.2 | $ 838.8 | $ 889.1 | $ 943.7 |
| Premium per customer (end of period) | $ 346 | $ 352 | $ 360 | $ 362 | $ 369 | $ 379 | $ 387 | $ 384 | $ 388 |
| Annual dollar retention (end of period) | 86% | 87% | 87% | 85% | 87% | 88% | 88% | 87% | 86% |
| Total revenue | $ 88.4 | $ 95.2 | $ 104.6 | $ 114.5 | $ 115.5 | $ 119.1 | $ 122.0 | $ 136.6 | $ 148.8 |
| Gross earned premium | $ 151.3 | $ 154.2 | $ 163.9 | $ 173.2 | $ 181.0 | $ 187.9 | $ 199.9 | $ 213.1 | $ 226.4 |
| Gross profit | $ 12.7 | $ 16.5 | $ 12.1 | $ 21.9 | $ 33.6 | $ 34.7 | $ 30.8 | $ 37.5 | $ 63.9 |
| Adjusted gross profit | $ 17.9 | $ 20.6 | $ 16.6 | $ 24.9 | $ 35.3 | $ 36.7 | $ 33.4 | $ 38.6 | $ 66.2 |
| Net loss | $ (63.7) | $ (65.8) | $ (67.2) | $ (61.5) | $ (42.4) | $ (47.3) | $ (57.2) | $ (67.7) | $ (30.0) |
| Adjusted EBITDA | $ (51.7) | $ (50.8) | $ (52.7) | $ (40.2) | $ (28.9) | $ (33.9) | $ (43.0) | $ (49.0) | $ (23.8) |
| Gross profit margin | 14% | 17% | 12% | 19% | 29% | 29% | 25% | 27% | 43% |
| Adjusted gross profit margin | 20% | 22% | 16% | 22% | 31% | 31% | 27% | 28% | 44% |
| Ratio of Adjusted Gross Profit to Gross Earned Premium | 12% | 13% | 10% | 14% | 20% | 20% | 17% | 18% | 29% |
| Gross loss ratio | 89% | 87% | 94% | 83% | 77% | 79% | 79% | 73% | 63% |
| Net loss ratio | 97% | 93% | 99% | 88% | 78% | 78% | 79% | 81% | 62% |

33

Trends Q4 2024 34

TRENDS

## CUSTOMERS
(in '000s)


1,808
2,027
2,430
12%
20%
Q4 22
Q4 23
Q4 24

## PREMIUM PER CUSTOMER


$346
$369
$388
7%
5%
Q4 22
Q4 23
Q4 24

## IN FORCE PREMIUM
($'s in m)


$625
$747
$944
20%
26%
Q4 22
Q4 23
Q4 24

## GROSS EARNED PREMIUM ("GEP")
($'s in m)


$151
$181
$226
20%
25%
Q4 22
Q4 23
Q4 24

## REVENUE
($'s in m)


$88
$116
$149
31%
29%
Q4 22
Q4 23
Q4 24

35

$13 $34 $64 14% 29% 43% $18 $35 $66 12% 20% 29% TRENDS 36 GROSS PROFIT ($'s in m) GROSS PROFIT MARGIN ▲ 165% ▲ 90% Q4 22 Q4 23 Q4 24 Q4 22 Q4 23 Q4 24 ADJUSTED GROSS PROFIT1 ($'s in m) RATIO OF ADJUSTED GROSS PROFIT TO GEP ▲ 97% ▲ 88% Q4 22 Q4 23 Q4 24 Q4 22 Q4 24 (1) This is a non-GAAP metric. For a description of these metrics and a reconciliation to the most directly comparable GAAP measure, please see "Reconciliation of Non-GAAP Financial Measures to GAAP" and "Non-GAAP financial measures and key operating metrics". Q4 23

TRENDS

## OPERATING EXPENSE[1]

($'s in m)


$95
$90
$124
SALES AND MARKETING[2]
OTHER INSURANCE EXPENSE
TECHNOLOGY DEVELOPMENT
GENERAL AND ADMINISTRATIVE
Q4 22
Q4 23
Q4 24

## NET LOSS

($'s in m)


33%
29%
($64)
($42)
($30)
Q4 22
Q4 23
Q4 24

## ADJUSTED EBITDA[3]

($'s in m)


44%
18%
($52)
($29)
($24)
Q4 22
Q4 23
Q4 24

(1) Represents total expense less loss and loss adjustment expense, net.

(2) Growth spend included in Sales and Marketing was $36.0M in Q4 2024, $13.4M in Q4 2023 and $13.3M in Q4 2022.

(3) This is a non-GAAP metric. For a description of these metrics and a reconciliation to the most directly comparable GAAP measure, please see "Reconciliation of Non-GAAP Financial Measures to GAAP" and "Non-GAAP financial measures and key operating metrics".

37

TRENDS

## TOTAL CASH & INVESTMENTS
($'s in m)


$945
$927
$931
$979
$1,021
Q4 23
Q1 23
Q2 24
Q3 24
Q4 24

## ADJUSTED FREE CASH FLOW[1]
($'s in m)


ADJUSTED FREE CASH FLOW
CASH FLOW FROM OPERATING ACTIVITIES
($11)
($16)
($19)
($30)
$2
($12)
$38
$16
$27
$14
Q4 23
Q1 23
Q2 24
Q3 24
Q4 24

(1) We define adjusted free cash flow ("Adj. FCF") as cash flow operating activities, less capital expenditures plus net borrowings under financing agreement. For reconciliation to the most comparable GAAP Financial measure, please refer to section entitled "Reconciliation of Non-GAAP Financial Measures to their Most Directly Comparable GAAP Financial Measures".

38

Insurance Supplement Q4 2024 39

INSURANCE SUPPLEMENT

| | Q4 23 | Q1 24 | Q2 24 | Q3 24 | Q4 24 |
|---|---|---|---|---|---|
| **LOSS RATIOS** | | | | | |
| Gross loss ratio | 77% | 79% | 79% | 73% | 63% |
| Gross loss ratio ex-CAT | 72% | 63% | 62% | 68% | 62% |
| TTM gross loss ratio | 85% | 83% | 79% | 77% | 73% |
| Net loss ratio | 78% | 78% | 79% | 81% | 62% |
| **GROSS LOSS RATIO BREAKDOWN** | | | | | |
| Attritional gross loss ratio | 66% | 62% | 58% | 61% | 59% |
| CAT (excl. PPD) | 3% | 14% | 15% | 6% | 1% |
| LAE (excl. PPD) | 9% | 9% | 9% | 9% | 8% |
| Prior period development (PPD) | (1%) | (6%) | (3%) | (3%) | (5%) |
| **Gross loss ratio** | **77%** | **79%** | **79%** | **73%** | **63%** |
| **GROSS LOSS RATIO - PPD BREAKDOWN** | | | | | |
| CAT PPD | 2% | 2% | 2% | (1%) | —% |
| Non-CAT PPD | (3%) | (8%) | (5%) | (2%) | (5%) |
| **PPD impact on gross loss ratio** | **(1%)** | **(6%)** | **(3%)** | **(3%)** | **(5%)** |
| **GROSS LOSS RATIO BY TYPE** | | | | | |
| Homeowners multi-peril | 74% | 79% | 78% | 69% | 55% |
| Pet | 68% | 63% | 72% | 71% | 69% |
| Car | 99% | 99% | 95% | 92% | 83% |
| Europe (all products) | 101% | 106% | 98% | 92% | 75% |
| **IFP BREAKDOWN** ($'s in m) | | | | | |
| Homeowners multi-peril | $433 | $449 | $468 | $488 | $503 |
| Pet | $181 | $201 | $224 | $254 | $283 |
| Car | $114 | $123 | $123 | $117 | $122 |
| Europe | $10 | $12 | $14 | $19 | $24 |
| Other | $9 | $9 | $10 | $11 | $12 |
| **Total** | **$747** | **$794** | **$839** | **$889** | **$944** |
| **Premium Per Customer Breakdown** | | | | | |
| Homeowners multi-peril | $263 | $266 | $270 | $266 | $266 |
| Pet | $638 | $664 | $687 | $712 | $727 |
| Car | $1,375 | $1,544 | $1,725 | $1,751 | $1,800 |
| Europe | $106 | $110 | $113 | $129 | $129 |
| Other | $789 | $791 | $803 | $846 | $913 |
| **Total** | **$369** | **$379** | **$387** | **$384** | **$388** |

40

DEFINITIONS GROSS LOSS RATIO We define gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium. GROSS LOSS RATIO EX-CAT We define gross loss ratio ex-CAT, expressed as a percentage, as the ratio of gross losses and loss adjustment expense, excluding catastrophe losses, to gross earned premium. TTM GROSS LOSS RATIO We define trailing twelve month ("TTM") gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium for the past twelve months. NET LOSS RATIO We define net loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense, less amounts ceded to reinsurers, to net earned premium. ATTRITIONAL GROSS LOSS RATIO We define attritional gross loss ratio, expressed as a percentage, as the ratio of losses, excluding catastrophe losses, loss adjustment expenses, and prior period development (PPD), to gross earned premium. PRIOR PERIOD DEVELOPMENT (PPD) We define prior period development (PPD) as the change in ultimate loss and loss adjustment expense for claims that occurred in prior quarters. HOMEOWNERS MULTI-PERIL We define homeowners multi-peril as all coverages offered under home, condo, and renters policies. IFP We define in force premium ("IFP"), as the aggregate annualized premium for customers as of the period end date. At each period end date, we calculate IFP as the sum of: 1. In force written premium - the annualized premium of in force policies underwritten by us. 2. In force placed premium - the annualized premium of in force policies placed with third party insurance companies for which we earn a recurring commission payment. PREMIUM PER CUSTOMER We define premium per customer as the average annualized premium customers pay for products underwritten by us, or placed by us with third-party insurance partners. We calculate premium per customer by dividing IFP by the number customers. INSURANCE SUPPLEMENT 41